Exhibit 99.1

PERSONAL AND CONFIDENTIAL

February 7, 2020

Cott Corporation

4221 West Boy Scout Blvd., Suite 400

Tampa, Florida, United States 33607

Re. Amendment No. 1 to Registration Statement on Form S-4 of Cott Corporation (File No. 333-236122), filed February 7, 2020 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 13, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Cott Corporation (“Cott”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of Primo Water Corporation (the “Company”), of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 13, 2020 (the “Agreement”), by and among Cott, Cott Holdings Inc., a wholly owned subsidiary of Cott, Fore Acquisition Corporation, a wholly owned subsidiary of Cott, Fore Merger LLC, a wholly owned subsidiary of Cott, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that Cott has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “The Transactions—Background of the Transactions”; “The Transactions—Primo’s Reasons for the Transactions; Recommendation of Primo’s Board of Directors”; and “The Transactions—Opinion of Goldman Sachs & Co. LLC” and to the inclusion of the Opinion Letter in the preliminary prospectus/offer to exchange included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)